Exhibit 10.38

LEASE/RIGHT OF FIRST OFFER

This Lease/Right of First Offer Agreement is entered into this 12th day of October, 2003, by and between JOHN BLAKE of Standish, Maine (hereinafter called “Landlord”), and LBO HOLDING, INC., a Maine corporation with a principal place of business in Bartlett, New Hampshire (hereinafter called “Tenant”) and is intended to amend and replace a prior Lease and Option Agreement between the parties dated July 19, 2003 affecting the Premises.

1.             DESCRIPTION OF PREMISES. The Landlord hereby agrees to lease to the Tenant, and the Tenant hereby agrees to accept, subject to the terms and conditions hereinafter set forth, the premises in Bartlett, New Hampshire described in the attached Exhibit A (hereinafter called the “Premises”).

2.             TERM. The term of this lease shall commence on January 1, 2004 and shall continue until December 31, 2014.

3.             RENT. The rent shall be paid monthly on the first day of each month in arrears, beginning January 1, 2004. The rent shall be $3,500.00 per month for the rest of the months in 2004. Rent shall increase annually beginning January 1, 2005 (applicable to the month of January, 2005) and each January 1st thereafter during the term of this Lease, to reflect the increase, if any, in the cost of living as determined by reference to the Consumer Price Index for the Northeast – Size Class B/C, All Urban Consumers (“CPI”) for November immediately preceding the January for which rent will be adjusted, using the November CPI index from the immediately prior year as a base month. The rent will be increased by the percent increase (if any) of the CPI from the prior November to the November immediately preceding the adjustment date.   Any delay in adjusting the rent shall not waive Landlord’s right to retroactively make the adjustment.

4.             REAL ESTATE TAXES. The Tenant shall pay when due all real estate taxes assessed against the Premises.

5.             UTILITIES: SPECIAL ASSESSMENTS. The Tenant shall pay for any special assessments made against the Premises or any utility charges or expenses incurred for the Premises.

6.             USE. The Premises shall be used by Tenant as a parking lot and for other activities not inconsistent with its use as a parking lot.

7.             CONDITION OF THE PREMISES. Landlord shall not be responsible for making any improvements or repairs to the Premises. Tenant may make improvements to the Premises at its expense with Landlord’s Consent, which shall not be unreasonably withheld.

8.             RISK OF LOSS.  All property of every kind and the Premises shall be at the sole risk of the Tenant. Landlord shall not be liable to the Tenant or any other person for any injury, lose, damage, or inconvenience occasioned by any cause whatsoever to said property.

9.             INDEMNITY. The Tenant agrees to indemnify, defend and hold harmless. the Landlord against all loss, damage, liability, or expense, (including without limitation, attorneys fees and Court costs) arising out of injury to third parties or their property on or about the Premises (unless each loss etc. is due to the intentional acts or negligence of Landlord), or in connection with anything owned or controlled by the Tenant on or about the Premises, or resulting from any act, failure to act, or negligence of the Tenant or its servants or agents on or about the Premises, or from any nuisance made or suffered on or about the Premises.

Further, Tenant covenants and agrees that, with respect to any hazardous, toxic or special wastes, materials or substances including asbestos, waste oil and petroleum products (the “Hazardous Materials”) which Tenant, its agents, employees or visitors, may use, handle, store or generate in the conduct of its business at or adjacent to the Premises Tenant will: (i) comply with all applicable laws, ordinances and regulations which relate to the treatment, storage, transportation and handling of the Hazardous Materials (ii) that Tenant will in no event permit or cause any disposal of Hazardous Materials in, on or about the Premises in violation of applicable environmental laws; (iii) that upon termination of this Lease, Tenant will at its expense, remove all Hazardous Materials from the Premises which came to exist on, in or under the Premises during the term of this Lease or any extensions thereof and comply with applicable state, local and federal laws as the same may be amended from time to time.  The terms used in this paragraph shall include, without limitation, all substances, materials, etc., designated by such terms under any laws, ordinances or regulations, whether federal state or local.  Tenant shall indemnify and hold Landlord harmless from any and all claims, losses, damages, fines, penalties, demands, causes of action, judgments, costs and expenses, including without limitation attorneys’ fees, incurred by Landlord arising from or in connection with Tenant’s breach of this paragraph.  The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

l0.            CONDEMNATION. If the Premises are partially or wholly taken for any public use, the Landlord or the Tenant may terminate this lease by giving written notice to the other party within thirty (30) days after the taking becomes final.

11.           INSURANCE. Tenant shall, at its sole cost and expense, obtain and maintain at all time during the initial and extension terms of this Lease, for the protection of Landlord and Tenant, commercial general liability coverage (including contractual liability insurance) in amounts not less than Two Million Dollars ($2,000,000.00) combined single limit with deductibles of not more than Five Thousand Dollars ($5,000.00) per occurrence, insuring against all liability of Tenant and its representatives arising out of or in connection with Tenant’s use and occupancy of the Premises.  Tenant shall name Landlord as additional insured in such policy.  Such insurance shall be issued by an insurance company licensed to do business in New Hampshire and rated in the most recent edition of A. M. Best Company’s ratings of at least A, Class X, written on an “occurrence” basis, and with a per location endorsement if such insurance is part of a blanket policy covering multiple locations.  Tenant shall deposit with Landlord binding certificates for such insurance (such as the ACORD 27 Form Certificate) showing satisfaction of all of the conditions of this paragraph at or prior to the commencement of the term, and thereafter within thirty (30) days prior to the expiration of any such policies.  All such insurance certificates shall provide that such policies shall not be canceled without at least thirty

(30) days prior written notice to each insured named therein.

12.           INSURANCE RIGHTS. Tenant will not assign, transfer, or set over to its insurer any right of subrogation against the Landlord because of any payment required to be made under any policy of insurance on the Premises or the contents thereof. Tenant agrees that a waiver of such subrogation rights will be procured and written into any such insurance policies issued to it.

13.           WAIVER. The Tenant covenants with the Landlord that the failure of the Landlord to insist in any one or more instances upon the strict and. literal performance of any of the covenants, terms or condition of this lease, or to exercise any option of the Landlord herein contained, shall not be construed as a waiver or a relinquishment for the future, of such covenant, term, condition or option, but the same shall continue and remain in full force and effect. The receipt by the Landlord of rent, with knowledge of the breach of any covenant, term or condition hereof, shall not be deemed to be a waiver of such breach; and no waiver by the Landlord of any covenant, term, condition or provision of this lease, or of the breach thereof, shall be deemed to have been made by the Landlord, unless expressly acknowledged in writing by the Landlord over its signature.

14.           ASSIGNMENT. Landlord hereby consents to any collateral assignment of this lease by Tenant to any lender of Tenant. Landlord agrees to execute any documents reasonably necessary to evidence  Landlord’s consent as aforesaid.

15.           MISCELLANEOUS. This lease is to be construed as a New Hampshire lease; is to take effect as a sealed instrument; sets forth the entire agreement between the parties; is binding upon and inures to the benefit of the parties hereto and their respective heirs, devisees, personal representatives, executors, administrators, conservators, successors and assigns; and may be canceled, modified, or amended only by written instrument signed by the Landlord and the Tenant.

16.           RIGHT OF FIRST OFFER. If Landlord should, at any time during the term of this Lease, elect to sell the Premises, Landlord shall send written notice to Tenant notifying Tenant of Landlord’s intention to sell (“Notice”). Upon receipt of Notice, Tenant shall have the right, for a period of ninety (90) days, to elect to purchase the Premises, together with the property described on Exhibit B attached hereto, for a purchase price in an amount equal to the sum of (i) $356,000.00 plus (ii) $12,000.00 for each Dec. 31st that has passed prior to the closing of the sale of the Premises, commencing with December 31, 2003, plus (iii) any rent that is unpaid at the time of closing, with rent to be prorated to the closing date, by delivering a written acceptance of the Notice to Tenant (“Acceptance”).  Upon delivering Acceptance to Landlord within the ninety (90) period as aforesaid, Tenant shall have up to twelve (12) months after the date of the Notice to close on the purchase of the Premises.   This Right of First Offer shall be void and deemed waived by Tenant if Tenant is in default of this Lease beyond any applicable cure period, and shall terminate upon the termination of this Lease.  Further, Tenant’s right to purchase the Premises and the property described on Exhibit B pursuant to this Right of First Offer shall expire three (3) months after delivery of Notice if Tenant does not deliver Acceptance within the three (3) month time period described above. If Tenant exercises this right of first offer, Landlord will convey good and merchantable title to the Premises by Quitclaim Deed and the parties agree to close on a date specified by Tenant that is within twelve (12) months of the date of the Notice.

17.           ASSIGNMENT. This Lease and Right of First Offer shall continue to burden the Premises if Landlord conveys any interest in the Premises. Tenant or its successors assigns or the purchaser of substantially all of its assets will be entitled to the benefits of this Lease and Right of First Offer as tenant.

18.           GOVERNMENTAL REGULATIONS. Tenant shall faithfully observe all municipal and county ordinances and state and federal statutes, rules and regulations now or hereafter in force in the use of the Premises.

19.           PRIOR LEASE, AGREEMENT MERGED. Both Landlord and Tenant agree that the July 19, 1994 Lease/Option Agreement between Landlord and Tenant is terminated and superseded by this Lease and Right of First Offer, which constitutes the entire agreement between the parties.

20.           Default. If Tenant defaults in the performance of its obligations pursuant to this Lease and such default is not cured within 30 days of a Tenant receiving written notice from Landlord of the nature of the default (unless such default is not a payment default and can not be cured within 30 days, in which case Tenant shall diligently pursue a cure of the default), the Landlord may exercise the following rights:

a. Landlord may commence an equitable action in a court of competent jurisdiction seeking enforcement of the terms of this Lease.

b. Landlord may commence an action at law in a Court of competent jurisdiction to recover any amounts due Landlord pursuant to this Lease.

c. Landlord may send a written notice of lease termination to Tenant. If Tenant does not cure the default or exercise the option to purchase in paragraph 16 within 30 days of receipt of the written termination notice, then Landlord may begin legal proceedings to recover possession of the Premises. Landlord shall take reasonable steps after regaining possession to sell or lease the Premises to a third party to mitigate Landlord’s damages.

d. Landlord may collect his reasonable costs of enforcing this Lease, including, but not limited to, reasonable attorneys fees.

21.           RECORDING MEMORANDUM. Both Landlord and Tenant have executed a separate memorandum containing the description of the Premises, the term and the Right of First Offer rights contained in this Lease. Tenant is authorized to record the memorandum in the Carroll County Registry of Deeds.

22.           TWO EASEMENTS. Landlord hereby confirms that Mt. Attitash Lift Corp. may use the premises described ‘in Exhibit B for parking by virtue of its easements reserved in a November 12, 1982 deed recorded in Book 870, Page 361, and may use all utility easements described in the Declaration of Easements and Restriction dated November 30, 1993 and recorded in Book 1555, Page 97.

23.           NOTICE: Any notice or other communication required or permitted under this Agreement will be adequately given when it is personally delivered; when it is sent by fax, with confirmation of receipt; or one day after it is sent by overnight courier paid by the sender, and addressed

To Landlord at:

35 Watchic Road 1
Standish, Maine 04084
Fax: (207) 642-4041

With a copy to:

John L. Carpenter, Esq.
Bernstein, Shur, Sawyer & Nelson, P.A.
100 Middle Street
P.O. Box 9729
Portland, Maine 04104-5029
Fax No.: (207) 774-1127

To Tenant:

LBO Holding, Inc.
P.O. Box 308
Bartlett, NH 03912
Attn: Tom Chasse, President and Managing Director
Fax no.: (603) 374 1960

With a copy to:

Foster Stewart, Esq.
American Skiing Company
One Monument Way
Portland, ME 04101
Fax no.: (207) 791-2607

Any party may change the address or fax number to which notices or other communications are to be given by furnishing the other parties with written notice of the change.

24.           Tenant agrees to look solely to Landlord’s interest in the Premises for recovery of any judgment against Landlord it being agreed that Landlord shall never be personally liable for any such judgment.  The provisions contained in the foregoing sentence shall not limit any right that Tenant might otherwise have to obtain an injunctive relief against Landlord, or any other action not involving the personal liability of

Landlord. Under no circumstances shall Landlord ever be liable for punitive, indirect or consequential damages.

IN WITNESS WHEREOF, the Landlord has signed and sealed this instrument, and the Tenant has caused this instrument to be signed and sealed by its duly authorized officer, on the day and first year written.

In the presence of:	LANDLORD:

/s/ John Blake
Name	John Blake

TENANT: LBO HOLDING; INC.

/s/ Tom Chasse
Name:	Name: Tom Chasse
Title: President

EXHIBIT A

TRACT 1: Beginning on the Northerly edge of Route 302, the same being 10 feet West of a former building; thence running Easterly along said highway a distance of 113 feet to a point; thence turning and running Northerly and perpendicular to the said highway to land of Maine Central Railroad; thence turning and running westerly along land of said Railroad to a point; thence turning and running Southerly and parallel to the second mentioned course, to point of beginning.

TRACT 2: Beginning at a point on the Northerly side of Route 302, the same being ten (10) feet westerly of a former building and being the Northwesterly corner of land now or formerly of Russo; thence Northerly along land now or formerly of Russo to land of Maine Central Railroad; thence Westerly along land of said Maine Central Railroad to land of Garland; thence Southerly along land of said Garland to Route 302; thence about 257 feet along said highway, Route 302, to the point of beginning.

EXHIBIT B

A certain lot or parcel of land shown as Lot 2 on a plan entitled “Proposed Boundary Line Adjustment, Property of Attitash Associates, Route 302, Bartlett, New Hampshire,” dated May 3, 1993 by Thaddeus Thorne - Surveys, Inc. and approved by the Bartlett Planning Board on May 25, 1993 and recorded in the Carroll County Registry of Deeds at Book 144, Page 69, subject to a parking easement reserved in the deed of Mt. Attitash Lift Corporation to Seller dated November 12, 1982 and recorded in Carroll County Registry of Deeds at Book 870, Page 361 and subject to a sewer easement and utility easements benefitting the adjacent Lot 1 as shown on the plan and as granted by Attitash Associates in a deed to Attitash Mountain Service Company, Inc. dated November 30, 1993 and recorded in the Carroll County Registry of Deeds; subject to the water and drainage easements for the benefit of Mt. Attitash Lift Corporation as granted in the Declaration of Easements and Restrictive Covenants by Attitash Associates and Mt. Attitash Lift Corporation dated November 30, 1993 and recorded in the Carroll County Registry of Deeds in Book 1555, Page 97.